EXHIBIT 23.5

                       Consent of First Albany Corporation


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March 25, 1996


Board of Directors
New England Community Bancorp, Inc.
176 Broad Street
Windsor, CT  06095

Members of the Board:

First Albany Corporation hereby consents to the inclusion of its fairness opinion dated December 19, 1995 (the "Opinion") in the Registration Statement of New England Community Bancorp, Inc. dated March 27, 1996 (the "Registration Statement"). In addition, First Albany Corporation also consents to the inclusion of the related discussion of the Opinion in the Registration Statement.

Sincerely,

/s/ First Albany Corporation
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FIRST ALBANY CORPORATION